Exhibit 10.67

Grant number

INTERDIGITAL COMMUNICATIONS CORPORATION

STOCK OPTION AGREEMENT

This Stock Option Agreement (“Agreement”) is made as of the      day of                     , 20     (“Grant Date”) between                              (“Optionee”) and InterDigital Communications Corporation (“Company”), a Pennsylvania corporation.

WHEREAS, the Company desires to grant Optionee stock options and Optionee desires to accept such options as further specified herein.

NOW, THEREFORE in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereby agree as follows:

1. A NON-QUALIFIED Stock Option (“Option”) for a total of                              (            ) shares of Common Stock, par value of $0.01 per share, of the Company is hereby granted to Optionee subject to all of the terms and provisions of the Company’s 2000 Stock Award and Incentive Plan (“Plan”), which Plan is incorporated herein by reference.

2. The Option price as determined by the Committee, as defined in Paragraph 5 below, with authority for administering the Plan for the Company is $             per share, the market price of the Company’s Common Stock on the Grant Date.

3. The term of the Option shall be the period from the Grant Date to                     , 20    , subject to extension or to earlier termination and/or acceleration as provided in the Plan and this Agreement (“Option Term”). The Option (or an installment thereof) shall be exercisable only during the Option Term, subject to vesting as follows:

Date	# of Options Initially Vested
•
•
•

4. Upon termination of Optionee’s employment with the Company or a subsidiary of the Company for any reason other than death or disability, that portion of the Option exercisable on the date of said termination shall be exercisable by Optionee (or in the case of Optionee’s death subsequent to termination, by Optionee’s executor(s) or administrator(s)) for a period of six (6) months from the date of termination. Notwithstanding the preceding sentence, subject to the other terms of the Plan and this Agreement, if Optionee’s employment with the Company terminates (including due to death or disability) and Optionee has been employed by the Company for at least ten (10) years as of the date of such termination, the Option, to the extent vested and exercisable as of the date of termination of employment, will not expire prior to the end of the Option’s term as a result of the termination of employment.

5. If the Optionee’s employment with the Company terminates and the Compensation & Stock Option Committee or the Company’s Board of Directors (in either case, referred to herein as the “Committee”), in its sole discretion, makes a determination, either prior to such termination or following such termination but during the term of the Option, that, during the Optionee’s employment with the Company, Optionee has:

(a) engaged in any type of disloyalty to the Company, including without limitation, insubordination, fraud, embezzlement, theft or dishonesty in the course of Optionee’s employment or engagement; or

(b) been convicted of a felony; or

(c) breached the terms of any written confidentiality agreement or any non-competition agreement with the Company in any material respect;

then the Option, to the extent they have not been exercised, will automatically terminate and be forfeited upon the date of termination of employment or the date of such a finding. Any and all determinations of the Committee pursuant to this paragraph shall be final and binding on all persons; provided that such a determination may not be made arbitrarily.

6. If, at any time during or following Optionee’s employment with the Company, the Committee determines in its sole discretion, that Optionee has violated any of subparagraphs (a), (b), (c) or (d) below, the Option will automatically terminate and be forfeited upon that determination. Any and all determinations of the Committee pursuant to this paragraph shall be final and binding on all persons; provided that such a determination may not be made arbitrarily.

(a) Optionee recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company. As a result, both during Optionee’s employment with the Company and thereafter, Optionee agrees, covenants and promises that Optionee will not, without the prior written consent of the Company, for any reason either directly or indirectly divulge to any third-party or use for Optionee’s own benefit, or for any purpose other than the exclusive benefit of the Company in accordance with Company policy, any Proprietary Information revealed, obtained or developed in the course of Optionee’s employment with the Company. If Optionee or any of Optionee’s representatives becomes legally compelled to disclose any of the Proprietary Information, Optionee will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy. For purposes of this paragraph, “Proprietary Information” means confidential and/or proprietary business and technical information or trade secrets of the Company or of any subsidiary or affiliate of or person doing business with the Company.

“Proprietary Information” shall include, but shall not be limited to, the following items and information relating to the following items: any information relating to methods of development, design, production and manufacture, research, computer codes or instructions (including source and object code listings, program logic algorithms, subroutines, modules or other subparts of computer programs and related documentation, including program notation), computer processing systems and techniques, concepts, layouts, flowcharts, specifications, know-how, any associated user or service manuals or other like textual materials (including any other data and materials used in performing the Optionee’s duties), all computer inputs and outputs (regardless of the media on which stored or located), hardware and software configurations, designs, architecture, interfaces, plans, sketches, blueprints, and any other materials prepared by the Optionee in the course of, relating to or arising out of Optionee’s employment by the Company, or prepared by any other Company employee, representative, or contractor for the Company, or its customers, costs, business studies, business procedures, finances, marketing data, methods, plans and efforts, the identities of licensees, strategic partners, customers, contractors and suppliers and prospective licensees, strategic partners, customers, contractors and suppliers, the terms of contracts and agreements with licensees, strategic partners, customers, contractors and suppliers, the Company’s relationship with actual and prospective licensees, strategic partners, customers, contractors and suppliers and the needs and requirements of, and the Company’s course of dealing with, any such actual or prospective licensees, strategic partners, customers, contractors and suppliers, personnel information, customer and vendor credit information, and any other materials that have not been made available to the general public. Failure by the Company to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.

(b) Upon the termination of Optionee’s employment with the Company, Optionee shall promptly return to the Company all originals and copies of any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company then in Optionee’s possession, whether prepared by Optionee or by others.

(c) Optionee agrees, covenants and promises that Optionee will not, either during the period of the Optionee’s employment with the Company or during the term of any affected Option thereafter, do any of the following without the prior written consent of the Company:

(i) influence or attempt to influence any licensee, strategic partner, supplier, or customer of the Company or potential licensee, strategic partner, supplier or customer of the Company to terminate or modify any written or oral agreement or course of dealing with the Company; or

(ii) influence or attempt to influence any person to either terminate or modify any employment, consulting, agency, distributorship or other arrangement for services with the Company; or

(iii) employ or retain, or arrange to have any other person or entity employ or retain, any person who has been employed or retained by the Company as an employee, consultant, agent or distributor of the Company at any time within the twelve (12) month period prior to any attempt to so employ or arrange.

(d) Optionee agrees, covenants and promises that Optionee will not disparage the Company or otherwise take any action that could reasonably be expected to adversely affect the Company’s reputation.

7. This Agreement shall not confer upon Optionee any right to continue in the employ of the Company.

8. The Option may not be exercised if the issuance of the shares upon such exercise would constitute a violation of any applicable federal or state securities or other law or valid regulation.

9. The Option may not be pledged, assigned or transferred except by will or by the laws of descent and distribution or to the extent the transfer has been permitted by the Committee as defined in the Plan.

10. Optionee acknowledges receipt of a copy of the Plan and Terms and Conditions of Option Grants under the Plan (“Ts&Cs”), copies of which are annexed hereto, and represents that he/she is familiar with the terms and provisions thereof. Optionee hereby accepts the Option subject to all of the terms and provisions of the Plan and the Ts&Cs.

11. Optionee agrees to hereby accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan, Ts&Cs, and/or this Agreement.

12. Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him/her any taxes required to be withheld by federal, state or local law as a result of the exercise of the Option.

IN WITNESS WHEREOF, this Agreement has been executed as of the date set forth above.

Attest:	InterDigital Communications Corporation

By:	By:

By:
(Signature of Optionee)